Exhibit 10.2

Written description of the loan agreement with Anastasiia Iurova

Loan Agreement Between:

Anastasiia Iurova and Lagoon Group Corp.

Terms of the Loan Agreement:

1.

Ms. Iurova has provided and may provide additional Loans to Lagoon Group Corp. from time to time to pay for company’s expenses.

2.

The Loans are non-interest bearing and payable to Ms. Iurova upon demand.

3.

Ms. Iurova does not have any obligation to provide Loans to Lagoon Group Corp. and may do so only if he wishes.